PLAN OF ACQUISITION
Partners LargeCap Growth Fund II and
Partners LargeCap Growth Fund
      The Board of Directors of Principal Investors Fund, Inc., a Maryland corporation (the "Fund"), deems it advisable that the Partners LargeCap Growth Fund II of the Fund acquire all of the assets of the Partners LargeCap Growth Fund of the Fund in exchange for the assumption by the Partners LargeCap Growth Fund II of all of the liabilities of the Partners LargeCap Growth
Fund and shares issued by the Partners LargeCap Growth Fund II which are thereafter to be distributed by the Partners LargeCap Growth Fund pro rata to its shareholders in complete liquidation and termination of the Partners LargeCap Growth Fund and in exchange for all of the Partners LargeCap Growth Fund's outstanding shares.
      The Partners LargeCap Growth Fund will transfer to the Partners LargeCap Growth Fund II, and the Partners LargeCap Growth Fund II will acquire from the Partners LargeCap Growth Fund , all of the assets of the Partners LargeCap Growth Fund on the Closing Date and will assume from the Partners LargeCap Growth Fund all of the liabilities of the Partners LargeCap Growth Fund in exchange for the issuance of the number of shares of the Partners LargeCap Growth Fund II determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of the Partners LargeCap Growth Fund in complete liquidation and termination of the Partners LargeCap Growth Fund and in exchange for all of the Partners LargeCap Growth Fund's outstanding shares. The Partners LargeCap Growth Fund will not issue, sell or transfer any of its shares after the Closing
Date, and only redemption requests received by the Partners LargeCap Growth Fund in proper form prior to the Closing Date shall be fulfilled by the Partners LargeCap Growth Fund. Redemption requests received by the Partners LargeCap Growth
Fund thereafter will be treated as requests for redemption of those shares of the Partners LargeCap Growth Fund II allocable to the shareholder in question.
      The Partners LargeCap Growth Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, for the current taxable year through the Closing Date.
      On the Closing Date, the Partners LargeCap Growth Fund II will issue to the Partners LargeCap Growth Fund a number of full and fractional shares of the Partners LargeCap Growth Fund II, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the Partners LargeCap Growth Fund. The aggregate value of the net assets of the Partners LargeCap Growth Fund and the Partners LargeCap Growth Fund II shall be determined in accordance with the then current Prospectus of the Partners LargeCap Growth Fund II as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
      The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-2080 at 2:00 p.m. Central Daylight Time on January 12, 2007, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
      In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the Partners LargeCap Growth Fund II or the Partners LargeCap Growth Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
      As soon as practicable after the Closing, the Partners LargeCap Growth Fund shall (a) distribute on a pro rata basis to the shareholders of record of the Partners LargeCap Growth Fund at the close of business on the Closing Date the shares of the Partners LargeCap Growth Fund II received by the Partners LargeCap Growth Fund at the Closing in exchange for all of the Partners LargeCap Growth Fund's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
      For purposes of the distribution of shares of the Partners LargeCap Growth Fund II to shareholders of the Partners LargeCap Growth Fund, the Partners LargeCap Growth Fund II shall credit on its books an appropriate number of shares to the account of each shareholder of the Partners LargeCap Growth Fund. No certificates will be issued for shares of the Partners LargeCap Growth Fund II. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the Partners LargeCap Growth Fund, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the Partners LargeCap Growth Fund II to be credited on the books of the Partners LargeCap Growth Fund II in respect of such shares of the Partners LargeCap Growth Fund as provided above.
      Prior to the Closing Date, the Partners LargeCap Growth Fund shall deliver to the Partners LargeCap Growth Fund II a list setting forth the assets to be assigned, delivered and transferred to the Partners LargeCap Growth Fund II, including the securities then owned by the Partners LargeCap Growth Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the Partners LargeCap Growth Fund II pursuant to this Plan.
      All of the Partners LargeCap Growth Fund's portfolio securities shall be delivered by the Partners LargeCap Growth Fund's custodian on the Closing Date to the Partners LargeCap Growth Fund II or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of the Partners LargeCap Growth Fund II or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the Partners LargeCap Growth Fund's account at its custodian to the Partners LargeCap Growth Fund II's account at its custodian. If on the Closing Date the Partners LargeCap Growth Fund is unable to make good delivery to the Partners LargeCap Growth
Fund II's custodian of any of the Partners LargeCap Growth
Fund's portfolio securities because such securities have not yet been delivered to the Partners LargeCap Growth Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the Partners LargeCap Growth Fund shall deliver to the Partners LargeCap Growth Fund II's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the Partners LargeCap Growth Fund II, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the Partners LargeCap Growth Fund II.
      This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the Partners LargeCap Growth Fund and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of the Partners LargeCap Growth Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the Partners LargeCap Growth Fund.
      Except as expressly provided otherwise in this Plan, Principal Management Corporation will pay or cause to be paid all out-of-pocket fees and expenses incurred by the Partners LargeCap Growth Fund and the Partners LargeCap Growth Fund II in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
	IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or Vice President as of the 12th day of September, 2006.



PRINCIPAL INVESTORS FUND, INC.
on behalf of the following
Acquired Fund:
Partners LargeCap Growth Fund

By:
Ralph C. Eucher, President


PRINCIPAL INVESTORS FUND, INC.
on behalf of the following
Acquiring Fund
Partners LargeCap Growth Fund
II

By:
Michael J. Beer, Executive Vice
President